Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 17, 2024
Registration Statement Nos. 333-258040 and
333-258040-10

*Full Pricing* ~$1.55+BN (Offered) Ford Credit Auto Owner Trust (FORDO 2024-C) Prime Auto Loan ABS

Active Leads: Citi (Str.), Credit Agricole, Scotiabank
Passive Leads: SMBC Nikko, Truist Securities
Passive Co-Managers: BNY Capital Markets, US Bank
Active Co-Managers: AmeriVet Securities, Ramirez & Co.

Capital Structure:

CL	OFF AMT ($MM)	WAL**	P.WIN	F/S	E. FINAL	L. FINAL	BENCH	SPREAD	YIELD (%)	CPN%	$PX
A-1	$330.000	0.30	1-7	F1+/A-1+	04/15/2025	10/15/2025	I-Curve	+11	4.922	4.992	100.00000
A-2A	$300.000	1.09	7-20	AAA/AAA	05/15/2026	08/15/2027	I-Curve	+42	4.363	4.32	99.99599
A-2B	$245.000	1.09	7-20	AAA/AAA	05/15/2026	08/15/2027	SOFR30A	+40			100.00000
A-3	$545.000	2.46	20-42	AAA/AAA	03/15/2028	07/15/2029	I-Curve	+58	4.105	4.07	99.99932
A-4	$ 80.000	3.61	42-44	AAA/AAA	05/15/2028	07/15/2030	I-Curve	+70	4.149	4.11	99.98807
B	$ 47.370	3.65	44-44	AA/AA	05/15/2028	08/15/2030	I-Curve	+100	4.449	4.40	99.97209
C	$ 31.570	3.65	44-44	NR/NR	05/15/2028	03/15/2032	Not offered

** Assumes a 1.30% ABS prepayment assumption priced to a 10% call

-Deal Summary-

Settle	: September 20th, 2024
First Pay Date	: October 15th, 2024
Offering Format	: Public
ERISA	: Yes
Exp. Ratings	: Fitch / S&P
Min Denoms	: $1k x $1k
BBG Ticket	: FORDO 2024-C
Delivery	: DTC, Clearstream

-Available Information-
* Preliminary Prospectus, Ratings FWP and CDI Attached
* Intex Deal Name: XFAOT24C	Password: 99K3

-CUSIPS-

	A-1	A-2a	A-2b	A-3	A-4	B	C
CUSIP	34532U AA7	34532U AB5	34532U AC3	34532U AD1	34532U AE9	34532U AF6	34532U AG4
ISIN	US34532UAA79	US34532UAB52	US34532UAC36	US34532UAD19	US34532UAE91	US34532UAF66	US34532UAG40

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.